Exhibit 99.1

Strategic Storage Trust VI, Inc. Acquires Storage Facility in the Phoenix MSA

LADERA RANCH, CALIF – May 17, 2022 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly-registered real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of an approximately 590-unit self storage facility in Chandler, Arizona. The property was originally built in 1999 and expanded in 2020. This is the 13th acquisition in SST IV and fourth acquisition in in the Phoenix Market. Since SST VI launched as a private REIT in the first quarter of 2021, the REIT has purchased approximately $190 million of self storage facilities and land parcels to be developed into self storage.

Located at 12220 E. Riggs Road, the facility is comprised of approximately 81,400 square feet of rental space across a mix of 590 climate-controlled and non-climate-controlled units. This location is located near Bear Creek Golf Complex, Springfield Golf Resort & Sunbird Golf Club and is well-positioned to serve the areas of Chandler, Sun Lakes, Goodyear Village, Queen Creek, and Gilbert. It is easily accessible from Hwy 87, with good visibility from E. Riggs Rd. The new SmartStop® Self Storage location has desirable amenities including a sophisticated security system, secured and alarmed doors, gated entry, ground floor drive-up units, and interior climate-controlled units.

“We are extremely pleased to add this high quality property to our portfolio at SST VI, and expand SST VI’s footprint in Phoenix,” Said Wayne Johnson, Chief Investment Officer of SST VI. “With our 11th operating property in the program, we believe we are amassing a very high quality portfolio that we expect will create strong value for stockholders.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that intends to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the Unites States and Canada. As of May 17, 2022, SST VI has a portfolio of 11 operating properties in the United States comprising approximately 7,500 units and 785,000 rentable square feet and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 420 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of May 17, 2022, SmartStop has an owned and managed portfolio of 170 properties in 22 states and Ontario, Canada, comprising approximately 115,900 units and 13.2 million rentable square feet. SmartStop and its affiliates own or manage 19 operating self storage properties in the Greater Toronto Area, which total approximately 16,200 units and 1.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-429-3331

IR@smartstop.com